Exhibit 99.2

LINDBLAD EXPEDITIONS HOLDINGS, INC. ACQUIRES WINELAND-THOMSON ADVENTURES, INC.

Adventure Travel Acquisition Further Broadens Lindblad's Footprint, Diversifies High-Quality Experiential Travel Offerings and Expands its Loyal Consumer Base

NEW YORK, NY – APRIL 30, 2024 – Lindblad Expeditions Holdings, Inc. (NASDAQ: LIND; the "Company" or "Lindblad Expeditions"), recognized global leader and a pioneer in the expedition cruises and adventure travel industry, today announced that it has acquired award-winning adventure travel group Wineland-Thomson Adventures, Inc. (“Wineland-Thomson”) through its subsidiary Natural Habitat, Inc. (“Natural Habitat Adventures”), a leader in responsible nature-based adventure travel.

Wineland-Thomson consists of several established and respected adventure travel offerings, including Tanzania safari specialist Thomson Safaris, which has been operating for over 40 years and focuses on leading socially responsible and positively impactful light-treading safari tours. Today, the brand’s name has earned its place as one of the top safari outfitters in the world, being recognized with consecutive accolades from trusted publications, like Condé Nast Traveler Best Travel Specialists in the World and Travel + Leisure World’s Best Awards. The acquisition also includes the historic, award-winning Gibb’s Farm lodge, considered one of the top lodges in East Africa.

"With the addition of Wineland-Thomson and its esteemed Tanzania-based travel offerings, and world-class team members, we are not only expanding our footprint, but also creating more opportunities to inspire, educate, and preserve the wonders of our natural world, ensuring future generations can continue to be enriched by these remarkable adventures. Judi Wineland and Rick Thomson are well-respected pioneers of the adventure travel industry, and we are honored to be the stewards of their brands going into the future,” said Sven-Olof Lindblad, Founder, CEO and Board Director of Lindblad Expeditions Holdings, Inc. “We remain committed to expanding and enriching our adventure travel offerings, actively seeking opportunities for both strategic acquisitions and organic growth, with the goal of attracting a wider audience and enhancing the lifetime value of our loyal guests."

Like the Company’s past acquisitions, Wineland-Thomson operations will continue as stand-alone offerings and Lindblad Expeditions—along with Natural Habitat Adventures—will use its experience and resources to further accelerate the growth of the Wineland-Thomson offerings and capitalize on the growing demand for authentic and immersive adventure travel and safaris.

“The strategic acquisition of Wineland-Thomson will allow us to further expand our land offerings in and around East Africa, and with the addition of the Thomson Safaris brand, which has been a highly regarded leader in the safari sector for decades, we will tap into the growth potential of small-group safaris in the beautiful Great Plains of Tanzania and beyond,” added Ben Bressler, Founder and President of Natural Habitat Adventures. “Since joining the Lindblad Expeditions family in 2016, Natural Habitat Adventures has continued to experience exceptional growth. Now, we are excited to welcome the incredibly talented Wineland-Thomson team members, plus past, present and future guests into our family.”

Judi Wineland, co-founder of Wineland-Thomson, continued, “Rick and I have spent more than 40 years building a set of companies we can be truly proud of, so when it came to passing the baton, we had extremely high expectations. We knew we wanted our legacy to be honored and our values to be upheld. We knew it had to be a company that believed tourism must be an instrument for good, benefiting local communities, preserving the land and wildlife, and bringing guests closer to the natural world. We found the perfect match in Lindblad Expeditions and Natural Habitat. We are excited to see our companies reach even greater heights under their careful and caring stewardship.”

To learn more about Lindblad Expeditions and its growing portfolio of adventure travel companies, visit www.investors.expeditions.com.

About Lindblad Expeditions Holdings, Inc.:

Lindblad Expeditions Holdings, Inc. is an expedition travel company that focuses on ship-based voyages through its Lindblad Expeditions brand and land-based travel through its subsidiaries, Natural Habitat, Inc. (“Natural Habitat”), Off the Beaten Path LLC (“Off the Beaten Path”), DuVine Cycling + Adventure Co. (“DuVine”) and Classic Journeys, LLC (“Classic Journeys”).

Lindblad works in partnership with National Geographic to inspire people to explore and care about the planet. The organizations work in tandem to produce innovative marine expedition programs and promote conservation and sustainable tourism around the world. The partnership's educationally oriented voyages allow guests to interact with and learn from leading scientists, naturalists and researchers while discovering stunning natural environments, above and below the sea, through state-of-the-art exploration tools.

Natural Habitat partners with the World Wildlife Fund to offer and promote conservation and sustainable travel that directly protects nature. Natural Habitat's adventures include polar bear tours in Churchill, Canada, Alaskan grizzly bear adventures and African safaris.

Classic Journeys is a luxury cultural walking tour company that operates a portfolio of curated tours centered around cinematic walks led by expert local guides. Classic Journeys offers active small-group and private custom journeys in over 50 countries around the world.

DuVine designs and leads luxury bike tours in the world's most amazing destinations, from Italy's sun-bleached villages and the medieval towns of Provence to Portugal's Douro Valley and the vineyards of Napa, California. Guests bike, eat, drink, and sleep their way through these regions and many more while sampling the finest cuisine, hotels and wine.

Off the Beaten Path is an outdoor, active travel company offering guided small group adventures and private custom journeys that connect travelers with the wild nature and authentic culture of their destinations. Off the Beaten Path's trips extend across the globe, with a focus on exceptional national park experiences in the Rocky Mountains, Desert Southwest and Alaska.

About Wineland-Thomson Adventures, Inc.:

Founded in 1981, Wineland Thomson Adventures (WTA) is the oldest U.S.-based tour operator specializing in Tanzanian adventure travel. Built on a commitment to giving back to Tanzania, WTA is a proud partner of the African Wildlife Foundation and WTA’s sister nonprofit organization, Focus on Tanzanian Communities. Its award-winning affiliates include Nature Discovery, a Mt. Kilimanjaro trekking operator, and Gibb’s Farm, a luxury lodge in the Ngorongoro Highlands. For inquiries, please reach out during business hours at info@thomsonsafaris.com or 800-235-0289. Stay connected on Facebook, Instagram and YouTube for the latest on adventures and offerings.

Media Contact:

Bradley Norman, Lindblad Expeditions: bradleyn@expeditions.com

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